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                                                                    EXHIBIT 10.7


                           [LETTERHEAD OF ARISTOTLE]

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Date:     MAY 25, 1995
          GORDON N. NAHLIK
          4418 GLENRIDGE - STRATFORD DRIVE
          ATLANTA GA  30342
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This is to confirm our understanding, effective as of May 25, 1995, regarding
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your employment by Aristotle Industries or its subsidiaries ("AI").  You shall work those hours necessary to get the functions of your job accomplished but not less than 40 hours a week during the normal hours that Aristotle Industries is open for business. You agree to start work each day when Aristotle Industries opens for business (8:30 AM unless otherwise stated). You shall devote your entire productive time, ability, and attention to the business of Aristotle Industries during the term of this agreement and shall not represent any other company without the written permission of the management of Aristotle Industries. All work performed, created, or designed in the course of your employment, and all intellectual property rights relating thereto, shall become the sole property of AI. During and after the term of employment, you shall not disclose any of Aristotle Industries' customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of Aristotle Industries, its plans, processes, or other data. For the period of one year after your employment, you shall not enter into or engage generally in direct competition with Aristotle Industries or its subsidiaries anywhere in the United States in the business of operating, creating, designing, programming, marketing, or selling political products, professional campaign services, campaign software, advertising, or databases derived from registered voter lists, whether for your own business or for any other person or entity, including, specifically, but not limited to, any competitor, client, or former client of AI, or any governmental entity.

2) Specific duties: SALES and SALES MANAGER
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3) Base Salary:
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     As of the date of this contract, your base salary, paid semi-monthly, will be 2500.00 per month.
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4) Commissions/Bonus:
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     Your commission rate is equal to the following of the net sales you make less returns on only those items specified below:

     5% of all PAID GA office sales, not including your own states. (GA and SC will be turned over to sales staff as of 7/1/95. FL will continue as your state and any commissions from FL sales will continue to be applied towards your $120,000 15% commission floor after which your 15% FL commission will be paid.
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     A $1000 bonus will be paid to you if the GA office sales reach $250,000 by
June 30, 1995 and a $5000 bonus will be paid if Aristotle's 1995 sales reach $3,000,000.

5) Benefits:
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Under Aristotle Industries policy, benefits available only to full time employees. They begin to accrue or are made available at the end of your N/A
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probationary period, which begins with your first day of fulltime employment.
You shall be entitled to annual vacation leave of 10 days, at full pay. Paid vacation time will be earned on an accrual basis as determined by established Aristotle Industries policy(.42 day per pay period worked and for hourly employees .42 day per 80 hours worked). Aristotle Industries' management reserves the right to determine your vacation time in order to assure the efficient and orderly operation of Aristotle Industries. All annual computations for benefits are based on your date of hire. You shall be entitled to 2 days personal leave annually at your base salary rate. Vacation time and personal leave not used within each year of employment may not be rolled over to the next year, nor will you have the right to take compensation in lieu of said time. In addition to paid annual vacation leave and annual personal leave, Aristotle Industries' management may, at management's sole discretion and governed by applicable local, state and federal laws, grant you unpaid leave. You shall be entitled to take all normal paid holidays as established by Aristotle Industries policy, other days the office is officially closed, and up to 3 sick days at your base salary rate as established by Aristotle Industries policy.

6) Termination:
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If you willfully breach or habitually neglect the duties that you are required to perform under the terms of this agreement, Aristotle Industries may immediately terminate this agreement without prior notice to you. This agreement may be voluntarily terminated by Aristotle Industries or you by giving the other party two weeks written notice, unless otherwise mutually agreed to by the parties to this agreement. You shall be entitled only to such compensation that is fully accrued by you prior to the date of termination, except as explicitly provided for in this agreement, including accrued vacation time, personal days, and commissions. Such compensation will be paid within 60 days of the date of termination. On termination you will surrender all supplies, records, equipment and anything else that applies or relates to Aristotle Industries' business.

7) Other Provisions:
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This contract represents the entire agreement of the parties and may not be modified orally. In the event of litigation hereunder, the parties consent to jurisdiction and venue in the District of Columbia, whose law shall apply; the prevailing party in any litigation hereunder shall be entitled to reimbursement by the other party for all reasonably incurred attorneys fees, expenses, and court costs relating thereto.

/s/ Gordon N. Nahlik
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Gordon N. Nahlik
Date:   6/6/95


/s/ John Aristotle Phillips
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John Aristotle Phillips
For Aristotle Industries